Exhibit 99.1

www.nortel.com

FOR IMMEDIATE RELEASE	August 10, 2009

For more information:

Media Jay Barta (972) 685-2381 jbarta@nortel.com	Investors (888) 901-7286 (905) 863-6049 investor@nortel.com

Nortel Reports Financial Results for the Second Quarter 2009

—	Second quarter Revenues of $1.97 billion, decreased 25 percent compared to prior year period and increased 14 percent compared to the first quarter of 2009.
—	Management Operating Margin (a) (MOM) of $16 million, compared with MOM of $114 million in second quarter of 2008 and negative MOM of $244 in the first quarter of 2009.
—

Excluding $101 million related to workforce and other cost reduction activities that historically would have been recorded in special charges, management operating margin for the second quarter of 2009 would have been 5.9 percent (b) of revenues.

—	Cash balance as of June 30, 2009 of $2.56 billion, compared to $2.48 billion at March 31, 2009 primarily due to favorable exchange rate fluctuations
—	Customer service levels remain strong
—	Focus is on maximizing value for stakeholders, including creditors, customers and employees

TORONTO – Nortel* Networks Corporation [OTC: NRTLQ] announced its results for the second quarter 2009. Results were prepared in accordance with United States generally accepted accounting principles (GAAP) in U.S. dollars.

Commenting on the results of the second quarter of 2009, Nortel President and Chief Executive Officer Mike Zafirovski said, “While we continue to be impacted by the economic environment and the Creditor Protection Proceedings, we have successfully stabilized the business since filing for creditor protection. Despite these challenges, our revenue is up quarter over quarter by 14 percent overall while our corresponding operating costs are down 15 percent resulting in strong margins. At the same time, our customer service levels remain strong. These operating and customer results are a real tribute to the professionalism and dedication of the Nortel employees and the outstanding support from our customers, partners and suppliers for which I’m deeply appreciative.”

Zafirovski continued: “Throughout this process, we remain focused on serving our customers. We are pleased with the feedback we have received from our customers and we continue to remain focused on maintaining the high service/product performance levels that customers are accustomed to.”

2009 Financial Summary

Nortel’s overall financial performance in the second quarter of 2009 continued to be impacted by ongoing negative economic conditions and the uncertainty created by the Company’s Creditor Protection Proceedings, which resulted in a decrease in customers’ spending levels.

—	Revenues in the second quarter of $1,972 million, decreased by 25 percent year over year, with declines in all segments and regions and increased by 14 percent from the previous quarter

—	Gross margin of 38.2 percent in the quarter, a decrease of 4.9 percentage points from the year ago quarter, and an increase of 2.1 percentage points from the previous quarter, includes charges related to workforce and other cost reduction activities that historically would have been recorded in special charges. Excluding these charges, gross margin in the second quarter of 2009 would have been 40.4 percent.

—

Although costs have been significantly reduced across the Company, the revenue declines and gross margin pressure resulted in Management Operating Margin (a) in the second quarter of $16 million or 0.8 percent, a decrease of $98 million or 3.5 percentage points year over year and an increase of $260 million from the previous quarter, resulting from revenue declines and gross margin pressure, partially offset by lower operating expenses. Excluding $101 million related to workforce and other cost reduction activities that historically would have been recorded in special charges, management operating margin for the second quarter of 2009 would have been 5.9 percent (b) of revenues.

—	Cash balance at June 30, 2009, of $2.56 billion, compared to $2.48 billion at March 31, 2009

Revenues

Revenues were $1,972 million for the second quarter of 2009 compared to $2,622 million for the second quarter of 2008, reflecting a reduction of 25 percent due to declines across all business segments. The reduction was primarily a result of the continuing economic downturn and the uncertainty created by the Creditor Protection Proceedings.

Revenues B/(W)

	Q2 2009	YoY	QoQ
Carrier Networks	$920	(20%)	25%
Enterprise Solutions	$465	(28%)	18%
Metro Ethernet Networks	$333	(27%)	(8%)
LGN	$199	(37%)	6%
Other	$55	(8%)	4%

Total	$1,972	(25%)	14%

CN revenues in the second quarter of 2009 were $920 million, a decrease of 20 percent compared with the year ago quarter with declines in the GSM and UMTS solutions and Circuit packet voice solutions businesses, while the CDMA solutions business was essentially flat. The wireless segment benefited in the second quarter from the network expansion of a certain customer, however, in addition to the factors above, was negatively impacted by a reduction in spending by certain customers as a result of their change in technology migration plans.

ES revenues in the second quarter of 2009 were $465 million, a decrease of 28 percent compared with the year ago quarter as a result of the factors noted above, namely decreased customer spending due to the economic conditions and the uncertainty created from the Company’s Creditor Protection Proceedings. ES had strong growth sequentially due to increased spending by customers compared to the first quarter of 2009 when delays in spending were experienced and an increase in the recognition of deferred revenues in the second quarter of 2009.

MEN revenues in the second quarter of 2009 were $333 million, a decrease of 27 percent compared with the year ago quarter with impacts across all businesses. In addition to the factors above, revenues from certain customers in the second quarter of 2008 that did not repeat to the same extent in the second quarter of 2009 also impacted the year over year decline.

LGN revenues in the second quarter of 2009 were $199 million, a decrease of 37 percent compared with the year ago quarter. In addition to the factors described above, a majority of the decline was in LGN Carrier, primarily due to the recognition of certain deferred revenues in the second quarter of 2008 not repeated in the second quarter of 2009 and high sales volumes related to our 3G wireless products in the second quarter of 2008 not repeated to the same extent in the second quarter of 2009, as well as a significant foreign exchange impact due to the devaluation of the Korean WON against the US dollar. The decrease was partially offset by the completion of network expansions related to certain customers in the second quarter of 2009.

Deferred Revenues

Deferred revenues balances decreased by $205 million during the second quarter of 2009 compared to a decrease of $314 million in the second quarter of 2008.

Gross Margin

Gross margin was 38.2 percent of revenues in the second quarter of 2009. Excluding charges related to workforce and other cost reduction activities that historically would have been recorded in special charges, gross margin in the second quarter of 2009 would have been 40.4 percent (b) of revenues. This compared to gross margin of 43.1 percent for the second quarter of 2008. Compared to the second quarter of 2008, in addition to the items already noted, gross margin declined primarily as a result of the unfavorable impact of foreign exchange fluctuations and the unfavorable impacts of product mix and price erosion, partially offset by a decrease in warranty costs.

Operating Expenses

Operating Expenses B/(W)

	Q2 2009	YoY	QoQ
SG&A	$437	24%	17%
R&D	$301	32%	12%

Total Operating Expenses	$738	27%	15%

A focus on reducing costs resulted in lower operating expenses compared to the year ago quarter. Operating expenses were $738 million in the second quarter of 2009. This compares to operating expenses of $1,016 million for the second quarter of 2008 and $869 for the first quarter of 2009.

SG&A expenses were $437 million in the second quarter of 2009, compared to $575 million for the second quarter of 2008. Excluding charges related to workforce and other cost reduction activities that historically would have been recorded in special charges, SG&A expenses for the second quarter of 2009 would have been $393 million (b). Compared to the second quarter of 2008, in addition to the items already noted, SG&A was favorably impacted primarily by headcount reductions and lower spending levels across all categories including a reduction in sales and marketing investment in maturing technologies.

R&D expenses were $301 million in the second quarter of 2009, compared to $441 million for the second quarter of 2008. Excluding charges related to workforce and other cost reduction activities that historically would have been recorded in special charges, R&D expenses for the second quarter of 2009 would have been $286 million (b) . Compared to the second quarter of 2008, in addition to the items already noted, R&D was favorably impacted primarily by headcount reductions and the cancellation of certain R&D programs.

Management Operating Margin (a)

Management operating margin was 0.8 percent of revenues in the second quarter of 2009 compared to 4.3 percent for the second quarter of 2008, a decrease of 354 basis points. The decline was due to lower gross margin and a decline in revenues that outpaced reductions in operating expenses. Excluding $101 million related to workforce and other cost reduction activities that historically would have been recorded in special charges, management operating margin for the second quarter of 2009 would have been 5.9 percent (b) of revenues.

Net Loss

The Company reported a net loss in the second quarter of 2009 of $274 million, or $0.55 per common share on a basic and diluted basis, compared to net loss of $113 million, or $0.23 per common share on a basic and diluted basis, in the second quarter of 2008.

The net loss in the second quarter of 2009 of $274 million included reorganization costs of $130 million related to the Creditor Protection Proceedings and the application of American Institute of Certified Public Accountants Statement of Position (SOP) No. 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code”, Other expense – net of $14 million, comprised in part of a currency exchange loss of $8 million, interest expense of $74 million, $62 million in income tax expense and an expense of $11 million for earnings attributable to non-controlling interests (formerly minority interests).

The net loss in the second quarter of 2008 of $113 million included interest expense of $76 million, special charges of $67 million for headcount and other cost reduction activities, $61 million in income tax expense, an expense of $55 million for earnings attributable to non-controlling interests (formerly minority interests) and Other income- net of $3 million, comprised primarily of a gain of $34 million due to changes in foreign exchange rates partially offset by a loss of $21 million from mark-to-market gains on interest rate swaps.

Cash

Cash balance at the end of the second quarter of 2009 was $2.56 billion, up from $2.48 billion at the end of the first quarter of 2009. The increase in cash was primarily due to cash from investing activities of $75 million, mainly due to proceeds from the sale of the Calgary facility, and the net favorable foreign exchange impacts of $109 million, partially offset by cash used in operating activities of $59 million and cash used in financing activities of $42 million.

* * * * * *

(a) Management Operating Margin is a non-GAAP measure defined as Gross Profit less SG&A and R&D expenses. Management Operating Margin percentage is a non-GAAP measure defined as Management Operating Margin divided by Revenue. Nortel’s management believes that these measures are meaningful measurements of operating performance and provides greater transparency to investors with respect to Nortel’s performance and supplemental information used by management in its financial and operational decision making. These non-GAAP measures may also facilitate comparisons to Nortel’s historical performance and competitors’ operating results. These non-GAAP measures should be considered in addition to, but not as a substitute for, the information contained in Nortel’s financial statements prepared in accordance with GAAP. These measures may not be synonymous to similar measurement terms used by other companies.

(b) Each of Management Operating Margin, Gross Margin, SG&A Expense and R&D Expense, excluding the impact of charges in relation to headcount and other cost reduction activities that historically would have been recorded in special charges, are non-GAAP measures. Nortel’s management believes that these measures are meaningful measurements of operating performance and provides greater transparency to investors with respect to Nortel’s performance and supplemental information used by management in its financial and operational decision making. These non-GAAP measures may also facilitate comparisons to Nortel’s historical performance and competitors’ operating results. These non-GAAP measures should be considered in addition to, but not as a substitute for, the information contained in Nortel’s financial statements prepared in accordance with GAAP. These measures may not be synonymous to similar measurement terms used by other companies.

About Nortel

Nortel delivers communications capabilities that make the promise of Business Made Simple a reality for our customers. Our next generation technologies, for both service provider and enterprise networks, support multimedia and business critical applications. Nortel’s technologies are designed to help eliminate today’s barriers to efficiency, speed and performance by simplifying networks and connecting people to the information they need, when they need it. For more information, visit Nortel on the Web at www.nortel.com. For the latest Nortel news, visit www.nortel.com/news.

Certain statements in this press release may contain words such as “could”, “expects”, “may”, “should”, “will”, “anticipates”, “believes”, “intends”, “estimates”, “targets”, “plans”, “envisions”, “seeks” and other similar language and are considered forward-looking statements or information under applicable securities laws. These statements are based on Nortel’s current expectations, estimates, forecasts and projections about the operating environment, economies and markets in which Nortel operates. These statements are subject to important assumptions, risks and uncertainties that are difficult to predict, and the actual outcome may be materially different. Nortel’s assumptions, although considered reasonable by Nortel at the date of this report, may prove to be inaccurate and consequently Nortel’s actual results could differ materially from the expectations set out herein.

Actual results or events could differ materially from those contemplated in forward-looking statements as a result of the following: (i) risks and uncertainties relating to the Creditor Protection Proceedings including: (a) risks associated with Nortel’s ability to: stabilize the business and maximize the value of Nortel’s businesses; obtain required approvals and successfully consummate pending and future divestitures; successfully conclude ongoing discussions for the sale of Nortel’s other assets or businesses; develop, obtain required approvals for, and implement a court approved plan; resolve ongoing issues with creditors and other third parties whose interests may differ from Nortel’s; generate cash from operations and maintain adequate cash on hand in each of its jurisdictions to fund operations within the jurisdiction during the Creditor Protection Proceedings; access the EDC Facility given the current discretionary nature of the facility, or arrange for alternative funding; if necessary, arrange for sufficient debtor-in-possession or other financing; continue to have cash management arrangements and obtain any further required approvals from the Canadian Monitor, the U.K. Administrators, the French Administrator, the Israeli Administrators, the U.S. Creditors’ Committee, or other third parties; raise capital to satisfy claims, including Nortel’s ability to sell assets to satisfy claims against Nortel; maintain R&D investments; realize full or fair value for any assets or business that are divested; utilize net operating loss carryforwards and certain other tax attributes in the future; avoid the substantive consolidation of NNI’s assets and liabilities with those of one or more other U.S. Debtors; attract and retain customers or avoid reduction in, or delay or suspension of, customer orders as a result of the uncertainty caused by the Creditor Protection Proceedings; maintain market share, as competitors move to capitalize on customer concerns; operate Nortel’s business effectively in consultation with the Canadian Monitor, and the U.S. Creditors’ Committee and work effectively with the U.K. Administrators, French Administrator and Israeli Administrators in their respective administration of the EMEA businesses subject to the Creditor Protection Proceedings; continue as a going concern; actively and adequately communicate on and respond to events, media and rumors associated with the Creditor Protection Proceedings that could adversely affect Nortel’s relationships with customers, suppliers, partners and employees; retain and incentivize key employees and attract new employees as may be needed; retain, or if necessary, replace major suppliers on acceptable terms and avoid disruptions in Nortel’s supply chain; maintain current relationships with reseller partners, joint venture partners and strategic alliance partners; obtain court orders or approvals with respect to motions filed from time to time; resolve claims made against Nortel in connection with the Creditor Protection Proceedings for amounts not exceeding Nortel’s recorded liabilities subject to compromise; prevent third parties from obtaining court orders or approvals that are contrary to Nortel’s interests; reject, repudiate or terminate contracts; and (b) risks and uncertainties associated with: limitations on actions against any Debtor during the Creditor Protection Proceedings; the values, if any, that will be prescribed pursuant to any court approved plan to outstanding Nortel securities and, in particular, that Nortel does not expect that any value will be prescribed to the NNC common shares or the NNL preferred shares in any such plan; the delisting of NNC common shares from the NYSE; and the delisting of NNC common shares and NNL preferred shares from the TSX; and (ii) risks and uncertainties relating to Nortel’s business including: the sustained economic downturn and volatile market conditions and resulting negative impact on Nortel’s business, results of operations and financial position and its ability to accurately forecast its results and cash position; cautious capital spending by customers as a result of factors including current economic uncertainties; fluctuations in foreign currency exchange rates; any requirement to make larger contributions to defined benefit plans in the future; a high level of debt, arduous or restrictive terms and conditions related to accessing certain sources of funding; the sufficiency of workforce and cost reduction initiatives; any negative developments associated with Nortel’s suppliers and contract manufacturers including Nortel’s reliance on certain suppliers for key optical networking solutions components and on one supplier for most of its manufacturing and design functions; potential penalties, damages or cancelled customer contracts from failure to meet contractual obligations including delivery and installation deadlines and any defects or errors in Nortel’s current or planned products; significant competition, competitive pricing practices, industry consolidation, rapidly changing technologies, evolving industry standards, frequent new product introductions and short product life cycles, and other trends and industry characteristics affecting the telecommunications industry; any material, adverse affects on Nortel’s performance if its expectations regarding market demand for particular products prove to be wrong; potential higher operational and financial risks associated with Nortel’s international operations; a failure to protect Nortel’s intellectual property rights; any adverse legal judgments, fines, penalties or settlements related to any significant pending or future litigation actions; failure to maintain integrity of Nortel’s information systems; changes in regulation of the Internet or other regulatory changes; and Nortel’s potential inability to maintain an effective risk management strategy.

For additional information with respect to certain of these and other factors, see Nortel’s Annual Report on Form10-K, Quarterly Reports on Form 10-Q and other securities filings with the SEC. Unless otherwise required by applicable securities laws, Nortel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

*Nortel, the Nortel logo and the Globemark are trademarks of Nortel Networks.

Note that Nortel will not be hosting a teleconference/audio webcast to discuss second quarter 2009 results.

NORTEL NETWORKS CORPORATION

(Under Creditor Protection Proceedings as of January 14, 2009)

Condensed Combined and Consolidated Statements of Operations (unaudited)

(U.S. GAAP; Millions of U.S. dollars, except per share amounts)

	Three months ended			Three months ended		Six months ended
	June 30, 2009			March 31, 2009	June 30, 2008	June 30, 2009	June 30, 2008
	U.S. GAAP Results	Adjustments	Non-GAAP Results
Revenues:
Products	$1,703		$1,703	$1,470	$2,288	$3,173	$4,759
Services	269		269	263	334	532	621

	1,972		1,972	1,733	2,622	3,705	5,380

Cost of revenues
Products	1,075		1,075	966	1,320	2,041	2,779
Services	143		143	142	172	285	325

	1,218		1,218	1,108	1,492	2,326	3,104

Gross profit	754	42	796	625	1,130	1,379	2,276
	38.2%		40.4%	36.1%	43.1%	37.2%	42.3%
Selling, general and administrative expense	437	(44)	393	528	575	965	1,172
Research and development expense	301	(15)	286	341	441	642	861

Management operating margin	16	101	117	(244)	114	(228)	243
	0.8%		5.9%	-14.1%	4.3%	-6.2%	4.5%
Amortization of intangible assets	11			10	11	21	23
Special charges	—			—	67	—	155
Gain on sale of businesses and assets	(15)			(15)	(2)	(30)	(4)
Goodwill impairment	—			48	—	48	—
Other operating expense (income) – net	4			(12)	(7)	(8)	6

Total operating expenses	738			900	1,085	1,638	2,213

Operating earnings (loss)	16			(275)	45	(259)	63
Other income (expense) – net	(14)			(70)	3	(84)	2
Interest and dividend income	—			—	30	—	68
Interest expense
Long-term debt	(74)			(76)	(73)	(150)	(147)
Other	—			(1)	(3)	(1)	(9)

Loss from operations before reorganization items, income taxes and equity in net earnings of associated companies	(72)			(422)	2	(494)	(23)
Reorganization items – net	(130)			(52)	—	(182)	—

Loss from operations before incomes taxes and equity in net earnings of associated companies	(202)			(474)	2	(676)	(23)
Income tax expense	(62)			(7)	(61)	(69)	(97)

Loss from operations before equity in net earnings of associated companies	(264)			(481)	(59)	(745)	(120)
Equity in net earnings of associated companies – net of tax	1			—	1	1	2

Net loss including noncontrolling interests	(263)			(481)	(58)	(744)	(118)
Income attributable to noncontrolling interests	(11)			(26)	(55)	(37)	(133)

Net loss attributable to Nortel Networks Corporation	$(274)			$(507)	$(113)	$(781)	$(251)

Average shares outstanding (millions) – Basic	499			499	498	499	498
Average shares outstanding (millions) – Diluted	499			499	498	499	498

Basic and diluted loss per common share	($0.55)			($1.02)	($0.23)	($1.57)	($0.50)

NORTEL NETWORKS CORPORATION

(Under Creditor Protection Proceedings as of January 14, 2009)

Condensed Combined and Consolidated Balance Sheets (unaudited)

(U.S. GAAP; Millions of U.S. dollars, except per share amounts)

	June 30, 2009	March 31, 2009	December 31, 2008
ASSETS
Current assets
Cash and cash equivalents	$2,562	$2,479	$2,397
Short-term investments	6	23	65
Restricted cash and cash equivalents	110	92	36
Accounts receivable – net	1,521	1,692	2,154
Inventories – net	1,128	1,419	1,477
Deferred income taxes – net	17	27	44
Other current assets	535	489	455
Assets held for sale	248	—	—

Total current assets	6,127	6,221	6,628
Investments	138	133	127
Plant and equipment – net	1,066	1,172	1,272
Goodwill	131	131	180
Intangible assets – net	123	129	143
Deferred income taxes – net	13	14	12
Other assets	253	303	475

Total assets	$7,851	$8,103	$8,837

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Trade and other accounts payable	$334	$420	$1,001
Payroll and benefit-related liabilities	423	401	453
Contractual liabilities	144	177	213
Restructuring liabilities	87	22	146
Other accrued liabilities	1,694	2,190	2,674
Long-term debt due within one year	3	3	19
Liabilities held for sale	333	—	—

Total current liabilities	3,018	3,213	4,506
Long-term liabilities
Long-term debt	93	91	4,501
Deferred income taxes – net	9	11	11
Other liabilities	736	732	2,948

Total long-term liabilities	838	834	7,460
Liabilities subject to compromise	7,967	7,691	—

Total liabilities	11,823	11,738	11,966

SHAREHOLDERS’ DEFICIT
Common shares, without par value – Authorized shares: unlimited;
Issued and outstanding shares: 497,941,038 as of March 31, 2009 498,020,417 as of March 31, 2009 and 497,893,086 as of December 31, 2008	35,597	35,596	35,593
Additional paid-in capital	3,645	3,645	3,547
Accumulated deficit	(43,144)	(42,872)	(42,362)
Accumulated other comprehensive income	(892)	(829)	(729)

Total Nortel Networks Corporation shareholders’ deficit	(4,794)	(4,460)	(3,951)

Noncontrolling interest	822	825	822

Total shareholders’ deficit	(3,972)	(3,635)	(3,129)

Total liabilities and shareholders’ deficit	$7,851	$8,103	$8,837

NORTEL NETWORKS CORPORATION

(Under Creditor Protection Proceedings as of January 14, 2009)

Condensed Combined and Consolidated Statements of Cash Flows

(U.S. GAAP; Millions of U.S. dollars)

	Three months ended			Six months ended
	June 30, 2009	March 31, 2009	June 30, 2008	June 30, 2009	June 30, 2008
Cash flows from (used in) operating activities
Net loss attributable to Nortel Networks Corporation	$(274)	$(507)	$(113)	$(781)	$(251)
Adjustments to reconcile net earnings (loss) to net cash from (used in) operating activities, net of effects from acquisitions and divestitures of businesses:
Amortization and depreciation	75	82	86	157	168
Goodwill impairment	—	48	—	48	—
Non-cash portion of special charges	—	5	9	5	11
Equity in net earnings of associated companies – net of tax	(1)	—	(1)	(1)	(2)
Share-based compensation expense	—	101	21	101	42
Deferred income taxes	16	4	35	20	47
Pension and other accruals	37	46	28	83	60
Loss (gain) on sales or write downs of investments, businesses and assets – net	(14)	(14)	—	(28)	6
Non-controlling interests	11	26	55	37	133
Reorganization items	82	42	—	124	—
Other – net	(4)	22	(9)	18	(34)
Change in operating assets and liabilities, excluding Global Class Action Settlement – net	13	347	(185)	360	(514)

Net cash used in operating activities	(59)	202	(74)	143	(334)

Cash flows from (used in) investing activities
Expenditures for plant and equipment	(14)	(12)	(36)	(26)	(87)
Proceeds on disposals of plant and equipment	86	1	—	87	—
Change in restricted cash and cash equivalents	(14)	(55)	(9)	(69)	9
Decrease in short-term and long-term investments	16	24	—	40	—
Acquisitions of investments and businesses – net of cash acquired	—	—	(3)	—	(32)
Proceeds from sales of investments and businesses and assets – net	1	24	8	25	26

Net cash from (used in) investing activities	75	(18)	(40)	57	(84)

Cash flows from (used in) financing activities
Dividends paid by subsidiaries to non-controlling interests	(7)	—	(10)	(7)	(21)
Capital repayment to minority owners	(29)	—	—	(29)	—
Increase in notes payable	19	11	50	30	78
Decrease in notes payable	(21)	(55)	(45)	(76)	(70)
Proceeds from issuance of long-term debt	—	—	668	—	668
Repayment of long-term debt	—	—	(675)	—	(675)
Debt issuance Cost	—	—	(13)	—	(13)
Decrease in capital leases payable	(4)	(4)	(5)	(8)	(11)

Net cash from (used in) financing activities	(42)	(48)	(30)	(90)	(44)

Effect of foreign exchange rate changes on cash and cash equivalents	109	(54)	(8)	55	1

Net increase (decrease) in cash and cash equivalents	83	82	(152)	165	(461)
Cash and cash equivalents at beginning of period	2,479	2,397	3,223	2,397	3,532

Cash and cash equivalents at end of period	$2,562	$2,479	$3,071	$2,562	$3,071

NORTEL NETWORKS CORPORATION

(Under Creditor Protection Proceedings as of January 14, 2009)

Combined and Consolidated Financial Information (unaudited)

(U.S. GAAP; Millions of U.S. dollars)

Segmented revenues

The following table summarizes our revenue and management operating margin by segment for:

	Three months ended			Six months ended
	June 30, 2009	March 31, 2009	June 30, 2008	June 30, 2009	June 30, 2008
Revenues
Carrier Networks	$920	$737	$1,143	$1,657	$2,232
Enterprise Solutions	465	395	649	860	1,317
Metro Ethernet Networks	333	360	455	693	857
LG-Nortel	199	188	315	387	861

Total reportable segments	1,917	1,680	2,562	3,597	5,267
Other	55	53	60	108	113

Total revenues	$1,972	$1,733	$2,622	$3,705	$5,380

Management Operating Margin
Carrier Networks	213	42	147	255	290
Enterprise Solutions	(81)	(128)	(85)	(209)	(168)
Metro Ethernet Networks	27	42	46	69	48
LG-Nortel	18	48	111	66	285

Total reportable segments	177	4	219	181	455
Other	(161)	(248)	(105)	(409)	(212)

Total Management Operating Margin	16	(244)	114	(228)	243
Amortization of intangible assets	11	10	11	21	23
Special charges	—	—	67	—	155
Gain on sales of businesses and assets	(15)	(15)	(2)	(30)	(4)
Goodwill impairment	—	48	—	48	—
Other operating expense (income) – net	4	(12)	(7)	(8)	6

Total operating earnings (loss)	16	(275)	45	(259)	63
Other income (expense) – net	(14)	(70)	3	(84)	2
Interest and dividend income	—	—	30	—	68
Interest expense	(74)	(77)	(76)	(151)	(156)
Reorganization items – net	(130)	(52)	—	(182)	—
Income tax expense	(62)	(7)	(61)	(69)	(97)
Noncontrolling interests – net of tax	(11)	(26)	(55)	(37)	(133)
Equity in net earnings of associated companies – net of tax	1	—	1	1	2

Net loss attributable to Nortel Networks Corporation	$(274)	$(507)	$(113)	$(781)	$(251)

Geographic revenues

The following table summarizes our geographic revenues based on the location of the customer for:

	Three months ended			Six months ended
	June 30, 2009	March 31, 2009	June 30, 2008	June 30, 2009	June 30, 2008
Revenues
United States	$987	$803	$1,039	$1,790	$2,120
EMEA (a)	376	356	634	732	1,225
Canada	102	114	200	216	366
Asia	428	366	584	794	1,371
CALA (b)	79	94	165	173	298

Total revenues	$1,972	$1,733	$2,622	$3,705	$5,380

(a) Europe, Middle East and Africa
(b) Caribbean and Latin America

Network Solutions revenues

The following table summarizes our revenues by category of network solutions for each of our reportable segments for:

	Three months ended			Six months ended
	June 30, 2009	March 31, 2009	June 30, 2008	June 30, 2009	June 30, 2008
Revenues
Carrier Networks
CDMA solutions	$555	$393	$542	$948	$1,101
GSM and UMTS solutions	202	175	377	377	697
Circuit and packet voice solutions	163	169	224	332	434

	920	737	1,143	1,657	2,232
Enterprise Solutions
Communication Solutions	352	301	542	653	1,105
Services	113	94	107	207	212

	465	395	649	860	1,317
Metro Ethernet Networks
Optical networking solutions	211	222	292	433	533
Data networking and security solutions	35	57	62	92	129
Services	87	81	101	168	195

	333	360	455	693	857
LG-Nortel
LGN Carrier	152	155	245	307	711
LGN Enterprise	47	33	70	80	150

	199	188	315	387	861
Other	55	53	60	108	113

Total revenues	$1,972	$1,733	$2,622	$3,705	$5,380